UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2009

ALTERNATIVE ENERGY PARTNERS, INC. (Exact name of registrant as specified in its charter)

Florida	333-154894	26-2862564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 E. Commercial Boulevard, Suite 201
Ft. Lauderdale, Florida 33308
Telephone No.:   954-351-2554
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ྎ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ྎ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ྎ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2009, the board of directors of Alternative Energy Partners, Inc. (the “Company”) elected Philip Morgan as a Director.  There are no understandings or arrangements between Mr. Morgan and any other person pursuant to which Mr. Morgan was selected as a Director of the Company. Mr. Morgan does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

From January 2008 to the present, Philip Morgan has been President and Founder of Positive Revolution Inc. in San Marcos, California.  Positive Revolution was designed to create a network of positive individuals and organizations working together for positive social change. From June 2006 until January 2008, Mr. Morgan was the President and CEO of Audio Stocks Inc. a public company in Carlsbad, California where he managed a team of five Business Development managers and 22 independent sales reps.  From June 2005 until June 2006, Mr. Morgan bought and sold a chain of struggling Quick Service Restaurant Concepts, Super Cafes' in which he brought back on-line.  From January 2001 until June 2005, Mr. Morgan was Sales Director at Focus Brands and Raving Brands in Atlanta, Georgia.  Mr. Morgan was instrumental in the growth of 580 franchise units through generation of new business relationships and strategic distribution sales channels. During his career, Mr. Morgan has been involved in multiple financings, merger and acquisition transactions totaling over $200 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNATIVE ENERGY PARTNERS, INC.

Date: October 13, 2009	By:	/s/ Jack L. Stapleton
Jack L. Stapleton
Chief Executive Officer